Exhibit 99

PRESS RELEASE

Scripps Networks Interactive reports first quarter financial results

May 6, 2010

For immediate release

CINCINNATI – Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the first quarter 2010.

Results for the three-month period ended March 31 reflect strong, double-digit growth in advertising and affiliate fee revenue at the company’s Lifestyle Media business segment, which includes HGTV, Food Network and Travel Channel.

Consolidated revenue for the quarter increased 32 percent to $469 million from the prior-year period. Excluding Travel Channel, which was acquired Dec. 15, 2009, the company’s consolidated revenue increased 16 percent to $411 million year-over-year.

Total revenue from the company’s Lifestyle Media business segment was $429 million, up 38 percent from the first-quarter 2009. Excluding Travel Channel, Lifestyle Media total revenue was $371 million, up 20 percent year-over-year.

Consolidated expenses for the quarter increased 36 percent from the prior-year period to $294 million. The increase in expenses included:

•	$15.5 million in transition costs related to the Travel Channel acquisition and integration.

•	$11.0 million in marketing and legal expenses to support the company’s affiliate renewal negotiations for Food Network and HGTV.

Excluding these items and a one-time, spin-off related item in the prior-year period, consolidated expenses were up 26 percent year-over-year. The increase in expenses is attributable to the addition of the Travel Channel and the restoration of marketing budgets to support brand-building initiatives at all of the company’s television networks. The company had significantly held back marketing expenses in 2009 in response to the economic recession and its anticipated negative effect on advertising sales.

First-quarter net income attributable to Scripps Networks Interactive was $72.5 million, or 43 cents per share, compared with $60.1 million, or 37 cents per share, in the first-quarter 2009. Excluding one-time expense items, first-quarter 2010 earnings per share would have been 50 cents.

Total segment profit for the company was up 26 percent to $175 million in the first quarter compared with $139 million in the prior-year period. (See Note 2 for a definition of segment profit). Excluding one-time expense items, total segment profit was $202 million compared with $143 million in the prior-year quarter.

“Scripps Networks Interactive had an exceptionally good first quarter thanks to the healthier advertising marketplace, solid audience growth at our three flagship television networks and a strong, double-digit increase in affiliate revenues,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “The ever-rising popularity of HGTV, Food Network and Travel Channel contributed significantly to our solid financial results for the first three months of the year.”

“We’re also making good progress executing our strategic plan for 2010, which includes fully integrating Travel Channel, the debut of the new Cooking Channel during Memorial Day weekend and exporting our powerful brands across the globe,” Lowe said. “Based on what we’re experiencing in the early going, 2010 is shaping up very positively for the company and its shareholders.”

Here are first-quarter results by operating segment:

Lifestyle Media

Lifestyle Media revenue was $429 million, up 38 percent. Affiliate fee revenue grew 72 percent to $136 million. Advertising revenue was $287 million, up 28 percent. Excluding Travel Channel, affiliate revenue increased 40 percent and advertising revenue was up 14 percent.

Total expenses increased 47 percent to $242 million.

Non-programming costs increased 64 percent to $153 million, due to:

•	The addition of Travel Channel operating results.

•	Non-recurring Travel transition costs.

•	Marketing and legal expenditures to support the company’s affiliate renewal process

•	And the restoration of marketing budgets to support brand-building initiatives at all of the company’s television networks.

Excluding one-time expense items, non programming costs increased 37 percent.

Programming expenses increased 26 percent to $89.5 million. The increase in programming expenses during the period was due in part to the introduction of the new Worst Cooks of America event at Food Network. Programming expenses excluding Travel Channel were up about 12 percent.

Lifestyle Media segment profit was up 28 percent to $186 million compared with $146 million in the prior-year period. Excluding one-time expenses, segment profit was up 45 percent.

Operating revenue at HGTV was $162 million, up 12 percent. HGTV now reaches 99 million U.S. subscribers compared with about 98 million at the end of the first quarter 2009.

Food Network operating revenue was $152 million, up 31 percent. Food Network reaches about 100 million U.S. subscribers, up from about 98 million at the end of the first quarter 2009.

Operating revenue at Travel Channel increased 7.8 percent to $56.9 million. Travel Channel reaches 96 million U.S. subscribers, up from about 94 million at the end of the first quarter 2009.

Revenue at DIY Network was up 22 percent to $18.6 million. DIY can be seen in about 53 million U.S. households, up from about 51 million households a year ago.

Fine Living Network (FLN) revenue was $13.8 million, up 18 percent. Fine Living reaches 57 million U.S. households vs. 55 million last year. The company expects to complete its rebranding of the Fine Living Network to the Cooking Channel by May 31.

Revenue at Great American Country (GAC) increased 5.3 percent to $6.4 million. Great American Country can be seen in about 59 million U.S. homes compared with about 56 million homes a year ago.

Revenue from the Lifestyle Media segment’s digital businesses, which includes its network-branded Web sites, was $18.0 million, up 15 percent.

Interactive Services

Interactive Services revenue was $37.6 million compared with $45.1 million in the year-ago quarter.

Segment expenses decreased 14 percent to $32.7 million.

Segment profit was $4.9 million compared with $7.0 million.

Direct leads to Shopzilla merchant partners grew 11 percent year over year during the quarter. The lead volume metric measures the value Shopzilla delivers to its merchant partners, as well as the level of engagement consumers have with its branded comparison shopping Web sites, BizRate.com and Shopzilla.com.

2010, Full-year Guidance

The company provided the following outlook for 2010.

Lifestyle Media

•	Affiliate revenue is expected to be $530 million to $540 million, with about $100 million attributable to Travel Channel. Affiliate revenue guidance is unchanged from the prior forecast.

•	Programming expenses are expected to be $380 million to $400 million as previously forecast. Travel Channel programming expenses are expected to account for about $50 million of the total.

•

Non-programming expenses are expected to be $545 million to $560 million. The revised forecast includes non-recurring expenses related to the integration of the Travel Channel. The company now expects Travel Channel transition costs for the year to be nearer the lower end of its previously forecasted range of $30 million to $40 million. Also included in non-programming expenses for the year are $11 million in marketing and legal expenses incurred during the first quarter to support the company’s affiliate renewal negotiations.

Interactive Services

The full-year segment profit forecast for the company’s Shopzilla comparison shopping business also is unchanged. Shopzilla segment profit is expected to be $33 million to $35 million for the year.

International

As a result of the company’s decision this week to end discussions with a potential partner in India, international operating losses for the full-year are now expected to be $11 million to $16 million. International operating losses for the first quarter were $1.8 million.

Other items

•

Capital expenditures, $95 million to $100 million. Includes $9 million in non-recurring spending for the company’s facility expansion in Knoxville, Tenn., and $8 million to facilitate the integration of Travel Channel.

•	Effective tax rate, 31 to 33 percent.

•	Depreciation and amortization, $135 million to $145 million.

•	Interest expense, $33 million to $35 million.

•	Non-controlling interests share of net income, $110 million to $115 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s first quarter results during a telephone conference call at 10 a.m. EDT today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit

www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 1-800-230-1085 (U.S.) or 1-612-288-0337 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “First Quarter Earnings Call,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12 p.m. EDT May 6 until 11:59 p.m. EDT May 20. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 154180. A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2009 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes Lifestyle Media, which is comprised of popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, country music network Great American Country, and the Fine Living Network, soon to be rebranded as the Cooking Channel; and Interactive Services, with leading online search and comparison shopping services BizRate, Beso and Shopzilla.

###

Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 513-824-3227

E-mail: mark.kroeger@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended
	March 31,
(in thousands, except per share data)	2010	2009	Change

Operating revenues	$469,393	$355,776	31.9%
Costs and expenses	(294,239)	(216,553)	35.9%
Depreciation and amortization of intangible assets	(31,447)	(18,401)	70.9%
Gains (losses) on disposal of PP&E	(148)	(71)

Operating income	143,559	120,751	18.9%
Interest expense	(8,481)	(337)
Equity in earnings of affiliates	6,176	2,093
Miscellaneous, net	(597)	360

Income from continuing operations before income taxes	140,657	122,867	14.5%
Provision for income taxes	(44,875)	(41,401)	8.4%

Income from continuing operations, net of tax	95,782	81,466	17.6%
Income (loss) from discontinued operations, net of tax		(1,567)

Net income	95,782	79,899	19.9%
Less: net income attributable to noncontrolling interests	(23,324)	(19,771)	18.0%

Net income attributable to SNI	$72,458	$60,128	20.5%

Diluted income per share:
Income from continuing operations attributable to SNI common shareholders	$0.43	$0.38
Income (loss) from discontinued operations attributable to SNI common shareholders	0.00	(0.01)

Net income attributable to SNI common shareholders	$0.43	$0.37

Weighted average diluted shares outstanding	167,031	163,907

Amounts attributable to SNI:
Income from continuing operations	$72,458	$61,695
Income (loss) from discontinued operations		(1,567)

Net income attributable to SNI	$72,458	$60,128

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	March 31, 2010	December 31,
(in thousands, except per share data)	(unaudited)	2009

ASSETS
Current assets:
Cash and cash equivalents	$320,961	$254,370
Accounts and notes receivable (less allowances: 2010- $3,622; 2009- $5,587)	431,182	430,410
Programs and program licenses	273,982	271,773
Other current assets	24,877	25,716

Total current assets	1,051,002	982,269
Investments	48,795	46,395
Property, plant and equipment, net	241,189	239,644
Goodwill	662,600	670,494
Other intangible assets, net	679,550	681,312
Programs and program licenses (less current portion)	256,080	255,839
Unamortized network distribution incentives	67,503	71,266
Other non-current assets	15,509	15,843

Total Assets	$3,022,228	$2,963,062

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$50,472	$27,538
Program rights payable	32,682	20,350
Customer deposits and unearned revenue	14,309	16,865
Employee compensation and benefits liabilities	22,736	43,377
Accrued marketing and advertising costs	13,207	13,477
Other accrued liabilities	106,231	89,101

Total current liabilities	239,637	210,708
Deferred income taxes	112,693	119,515
Long-term debt	884,276	884,239
Other liabilities (less current portion)	110,193	99,662

Total liabilities	1,346,799	1,314,124

Redeemable noncontrolling interests	104,596	113,886

Equity:

SNI shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2010 - 129,901,702 shares; 2009 - 129,443,195 shares	1,299	1,295
Voting - authorized: 60,000,000 shares; issued and outstanding: 2010 - 36,218,226 shares; 2009 - 36,338,226 shares	362	363

Total	1,661	1,658
Additional paid-in capital	1,283,865	1,271,209
Retained earnings (deficit)	164,761	113,853
Accumulated other comprehensive income (loss)	(2,509)	(3,004)

Total SNI shareholders’ equity	1,447,778	1,383,716
Noncontrolling interest	123,055	151,336

Total equity	1,570,833	1,535,052

Total Liabilities and Equity	$3,022,228	$2,963,062

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)	Three months ended March 31,
(in thousands)	2010	2009

Cash Flows from Operating Activities:
Net income	$95,782	$79,899
Loss (income) from discontinued operations		1,567

Income from continuing operations, net of tax	95,782	81,466
Depreciation and intangible assets amortization	31,447	18,401
Amortization of network distribution costs	7,107	9,342
Programs and program licenses costs	89,908	71,179
Equity in earnings of affiliates	(6,176)	(2,093)
Program payments	(86,965)	(63,868)
Capitalized network distribution incentives	(1,850)	(1,764)
Dividends received from equity investments	5,523	3,263
Deferred income taxes	(7,168)	5,296
Stock and deferred compensation plans	6,234	4,807
Changes in certain working capital accounts:
Accounts receivable	(1,639)	42,276
Other assets	524	(395)
Accounts payable	22,184	3,673
Accrued employee compensation and benefits	(19,431)	(16,038)
Accrued income taxes	23,553	31,578
Other liabilities	(9,277)	(25,825)
Other, net	9,296	4,178

Net cash provided by (used in) continuing operating activities	159,052	165,476
Net cash provided by (used in) discontinued operating activities		(2,937)

Net operating activities	159,052	162,539

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(16,312)	(17,365)
Increase in short-term investments		(942)
Purchase of subsidiary companies and noncontrolling interests	(14,400)
Other, net	(1,222)	(77)

Net cash provided by (used in) continuing investing activities	(31,934)	(18,384)
Net cash provided by (used in) discontinued investing activities		(563)

Net investing activities	(31,934)	(18,947)

Cash Flows from Financing Activities:
Payments on long-term debt		(80,000)
Dividends paid	(12,378)	(12,296)
Dividends paid to noncontrolling interest	(55,642)	(52,724)
Proceeds from employee stock options	8,817	2,695
Other, net	(1,956)	(2,132)

Net financing activities from continuing operations	(61,159)	(144,457)

Effect of exchange rate changes on cash and cash equivalents	632	(464)

Increase (decrease) in cash and cash equivalents	66,591	(1,329)

Cash and cash equivalents:
Beginning of year	254,370	9,970

End of period	$320,961	$8,641

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$167	$241
Income taxes paid	19,312	2,633

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

Operating results in the first quarter of 2010 include $15.5 million of costs incurred related to the Travel Channel integration. Operating results in 2010 also include $11.0 million of marketing and legal expenses incurred to support the company’s affiliate agreement renewal negotiations for Food Network and HGTV. These items reduced net income attributable to SNI $12.1 million, $.07 per share.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network, FLN (to be rebranded as the Cooking Channel), and Great American Country (“GAC”). Lifestyle Media also includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home, and travel related categories such as HGTVPro.com and FrontDoor.com. We own approximately 69% of Food Network and 65% of Travel Channel. Each of our networks is distributed by cable, satellite distributors, and telecommunications.

Interactive Services includes our online comparison shopping service, Shopzilla, and its related online comparison shopping brands, BizRate and Beso. Our product comparison shopping services help consumers find products offered for sale on the Web by online retailers. Shopzilla also operates a Web-based consumer feedback network within the BizRate brand that collects millions of consumer reviews of stores and products each year.

Our chief operating decision maker evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Refer to Note 5—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation to our results of operations is as follows:

(in thousands)	Three months ended
	March 31,
	2010	2009	Change

Segment operating revenues:
Lifestyle Media	$428,564	$310,685	37.9%
Interactive Services	37,606	45,132	(16.7)%
Corporate	3,250
Intersegment eliminations	(27)	(41)	(34.1)%

Total operating revenues	$469,393	$355,776	31.9%

Segment profit (loss):
Lifestyle Media	$186,199	$146,076	27.5%
Interactive Services	4,875	6,981	(30.2)%
Corporate	(15,920)	(13,834)	15.1%

Total segment profit	175,154	139,223	25.8%
Depreciation and amortization of intangible assets	(31,447)	(18,401)	70.9%
Gains (losses) on disposal of PP&E	(148)	(71)
Interest expense	(8,481)	(337)
Equity in earnings of affiliates	6,176	2,093
Miscellaneous, net	(597)	360

Income from continuing operations before income taxes	$140,657	$122,867	14.5%

Corporate includes the operating results of the venture we formed with Chello Zone Media in the fourth quarter of 2009, operating results from the international licensing of our national networks’ programming, and the costs associated with our international expansion initiatives. The venture with Chello Zone Media, of which we own 80%, was formed to launch new lifestyle-oriented channels in Europe, the Middle East and Africa.

Our continued investment in the Company’s international expansion initiatives increased the first quarter 2010 segment loss at corporate by $1.8 million.

3. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites.

Supplemental information for Lifestyle Media is as follows:

(in thousands)	Three months ended March 31,
	2010	2009	Change

Operating revenues by brand:

HGTV	$161,617	$143,863	12.3%
Food Network	151,932	116,256	30.7%
Travel Channel	56,896
DIY	18,648	15,328	21.7%
FLN	13,784	11,711	17.7%
GAC	6,406	6,083	5.3%
Digital Businesses	18,043	15,661	15.2%
Other/intrasegment eliminations	1,238	1,783	(30.6)%

Operating revenues by type:

Advertising	$287,269	$224,575	27.9%
Network affiliate fees, net	135,903	79,075	71.9%
Other	5,392	7,035	(23.4)%

Subscribers (1):

HGTV	99,000	98,000	1.0%
Food Network	99,700	98,300	1.4%
Travel Channel	95,700	94,000	1.8%
DIY	53,400	50,700	5.3%
FLN	57,000	55,300	3.1%
GAC	58,500	56,000	4.5%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

4. TRAVEL CHANNEL

On December 15, 2009 we acquired a 65 percent controlling interest in the Travel Channel.

The following table summarizes Travel Channel’s quarterly financial information for 2009.

(in thousands)
2009	Operating Revenues	Segment Profit

First quarter	$52,788	$10,089
Second quarter	54,704	21,415
Third quarter	55,512	14,285
Fourth quarter	65,348	22,659

Total	$228,352	$68,448

Prior to December 15, 2009, the Travel Channel was owned and operated by Cox Communications Inc. (“Cox”). The summarized results above reflect the historical combined results of operations for the Travel Channel and were prepared on a basis of accounting that was in accordance with GAAP, but the amounts are not necessarily indicative of Travel Channel’s actual results had they been operating as a separate, stand-alone company for the periods presented. The amounts summarized above include allocations for certain corporate overhead expenses that were based on Cox management’s best estimate of amounts attributable to the Travel Channel. Additionally, the Travel Channel had a number of service agreements with a third party covering affiliate sales, advertising sales and transmission and quality control/library services. The costs of these services are included in the quarterly results summarized above. Following the integration of the Travel Channel into SNI, these services will be provided by SNI and the costs allocated to Travel for such services could differ from the amounts included in the historical results above.

The fourth quarter 2009 amounts include both the periods prior to and subsequent to our acquisition of the Travel Channel.

5. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit. A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

(in thousands)	Three months ended March 31,
	2010	2009

Operating income	$143,559	$120,751
Depreciation and amortization of intangible assets:
Lifestyle Media	22,615	8,569
Interactive Services	8,394	9,714
Corporate	438	118
Losses (gains) on disposal of PP&E:
Lifestyle Media	121	55
Interactive Services	27	16

Total segment profit	$175,154	$139,223

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property, plant and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

(in thousands)	Three months ended March 31,
	2010	2009

Segment profit	$175,154	$139,223
Income taxes paid	(19,312)	(2,633)
Interest paid	(167)	(241)
Working capital and other	3,377	29,127

Cash provided by continuing operating activities	159,052	165,476
Dividends paid to noncontrolling interest	(55,642)	(52,724)
Acquisitions of property, plant and equipment	(16,312)	(17,365)

Free cash flow	$87,098	$95,387

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.